Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 1 to the Registration Statement (Form F-3 No. 333-216220) dated March 7, 2017 of Sundance Energy Australia Limited and to the incorporation by reference therein of our report dated May 2, 2016 (except Note 7, as to which the date is February 24, 2017), with respect to the consolidated financial statements included in its Annual Report on Form 20-F/A, Amendment No. 1 for the year ended December 31, 2015 dated February 24, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Ernst & Young
200 George Street
Sydney NSW 2000 Australia

March 7, 2017